EXHIBIT 5.1

[WILSON SONSINI GOODRICH & ROSATI LETTERHEAD]

February 8, 2010

Lantronix, Inc.
167 Technology Drive
Irvine, California 92618

RE: REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about February 8, 2010 (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended, (the “Act”) of 333,333 shares of your Common Stock under the 2000 Stock Plan (collectively the “Shares”). As your legal counsel in connection with this transaction, we have examined the proceedings taken and proposed to be taken in connection with the issuance and sale of the Shares pursuant to the 2000 Stock Plan (the “Plan”).

It is our opinion that, when issued and sold in the manner described in the Plan and pursuant to the agreements that accompany each grant under the Plan, the Shares will be legally and validly issued, fully-paid and non-assessable.

We consent to the issue of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto. In giving such consent, we do not consider that we are “experts” within the meaning of such term as used in the Act, or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Sincerely, /s/ WILSON SONSINI GOODRICH & ROSATI WILSON SONSINI GOODRICH & ROSATI Professional Corporation